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                            February 28, 2022

       Dennis G. Shaffer
       President and Chief Executive Officer
       Civista Bancshares, Inc.
       100 East Water Street
       Sandusky, OH 44870

                                                        Re: Civista Bancshares,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed February 22,
2022
                                                            File No. 333-262907

       Dear Mr. Shaffer:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance